Exhibit 99.1

FOR IMMEDIATE RELEASE		February 25, 2025
Media Contact:	Alan Bunnell (602) 250-3376
Analyst Contacts:	Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2024 FULL-YEAR AND FOURTH-QUARTER RESULTS

•New customer rates, retail sales growth of 5.7% and an exceptionally hot summer contribute to an increase in retail revenue and full-year financial results

•Annual retail customer growth increases a robust 2.1%

•Customer satisfaction continues improvement, reaches new highs

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $608.8 million, or $5.24 per diluted share, for full-year 2024. This result compares with net income of $501.6 million, or $4.41 per diluted share, in 2023.

For the quarter ended Dec. 31, 2024, Pinnacle West reported a consolidated net loss attributable to common shareholders of $6.8 million, or a loss of $0.06 per diluted share, compared with a net loss of $23,000, or $0.00 per diluted share, for the same period in 2023.

The higher 2024 full-year results reflect an increase of about $107 million, primarily as a result of the impacts of new customer rates, increased customer usage and growth, the effects of weather, and higher revenue resulting from Arizona Public Service Co.’s (APS) Lost Fixed Cost Recovery (LFCR) adjustor mechanism and a surcharge resulting from the outcome of the utility’s 2019 Rate Case appeal. These positive factors were partially offset by higher operations and maintenance expense, higher depreciation and amortization expense mostly due to increased plant and intangible assets, higher interest charges, net of AFUDC, higher income taxes and lower transmission revenues.

“Our employees once again did an excellent job running and maintaining the electric grid and ensuring that our 1.4 million customers received the reliable electrical service they expect from us,”
said Pinnacle West Chairman, President and CEO Jeff Guldner. “Our strong year-end earnings not only reflect this outstanding operational performance, but the results are consistent with a fast-growing service territory and us making the substantial infrastructure investments needed to meet the energy requirements of all our customers, now and in the future.”

Reliability for a Growing State
Reliability remains at the core of the company’s customer service and drives plans to continue providing a balanced energy portfolio delivering power at reasonable rates.

“Our customer base, which for decades leaned heavily residential, is now more diversified than ever before,” APS President Ted Geisler said. “A dramatic increase in commercial and industrial customers in our service territory – including new semiconductor manufacturing plants and expanding data center operations – is leading to incredible economic growth and triggering a historic wave of demand for electricity in our state.”

APS, the company’s principal subsidiary, experienced customer growth of 2.1% in 2024 and anticipates projected average annual growth in the range of 1.5% to 2.5% through 2027. Not surprisingly, these changes are driving a significant increase in energy consumption. APS also experienced weather-normalized, year-over-year retail electricity sales growth of 5.7% in 2024. Future sales are expected to increase between 4% and 6% annually over the next three years due in large part to the expected additions of several large data centers and new large manufacturing facilities.

To prioritize reliability and meet requirements of this substantial growth, APS expects to add 9,805 megawatts (MW) of renewable power, battery storage and natural gas to the grid between 2025 and 2028 – more than 90% of which will be carbon-free. Some expansion highlights include:

•Power purchase agreements that are expected to add 3,321 MW of solar power along with 168 MW from the APS-owned Ironwood Solar Plant, currently under construction in Yuma County.

•At the Agave Solar Plant in Maricopa County, construction is under way on 150 MW of battery storage that will deliver solar energy to customers after sunset.

•Power purchase agreements for an anticipated 5,087 MW of battery energy storage that grid operators can release during evening hours when customer demand is greatest.

•500 MW of additional wind power in northern Arizona’s Navajo County; and

•Expansion of the company’s existing Sundance and Redhawk natural gas-fired power plants. These additions are expected to deliver a combined 487 MW, providing much-needed energy during peak consumption hours. Just as important, they provide a critical complement to the large quantities of solar and battery energy storage we’re adding to our system.

Additionally, excellent performance at the company’s generating facilities continues to benefit customers and the company’s bottom line. For the 16th consecutive year – and 20th overall – Palo Verde Generating Station's three nuclear units exceeded 30 million MWh of net generation and achieved a capacity factor of 93.7%. Importantly, the plant remains a cornerstone of APS’s aspirational goal to deliver 100% clean, carbon-free energy by 2050 and a nearer-term target to achieve a resource mix that is 65% clean by 2030.

“Our employees remain focused on creating value for customers and shareholders, including consistently working to minimize our costs, while maintaining reliable electric service and improving customer satisfaction. As a result, we are well-positioned to have a solid 2025,” Geisler concluded.

Staying Focused on Customer Satisfaction
In furtherance of a customer-centric culture, APS’s focus remains on its customers and the communities it serves. This past year, the company rolled out a newly designed customer bill with the aim of increasing personalization and helping customers better understand their energy use and find ways to save. The bill was developed with direct input from customers.

APS also increased its energy support and crisis bill assistance; maintained a summer moratorium on disconnects for past-due bills; assisted customers with payment arrangements; and partnered with more than 100 local non-profit and community agencies to connect the state’s most vulnerable populations with helpful resources.

These and other company-wide efforts helped provide a more frictionless customer experience that was recognized by APS customers, as measured by J.D. Power. For 2024, APS ranked at the top of the second quartile for large investor-owned utilities for both business and residential customers, with the residential results being APS’s highest rank and placement since 2016. In fact, this past year, residential customers ranked APS at or near the top of its peer set for Phone Customer Care, Power Quality & Reliability, Billing & Payment and Corporate Citizenship.

Financial Outlook
For 2025, the Company continues to estimate its consolidated earnings will be within a range of $4.40 to $4.60 per diluted share on a weather-normalized basis. Key factors and assumptions underlying this outlook can be found in the year-end/fourth-quarter 2024 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s longer-term financial outlook, at 11 a.m. ET (9 a.m. Arizona time) today, Feb. 25. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 685021. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Tuesday, March 4, 2025, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 51904.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $26 billion, about 6,500 megawatts of generating capacity and approximately 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to about 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•uncertainties associated with the current and future economic environment, including economic growth, labor market conditions, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•current and future economic conditions in Arizona, such as the housing market and overall business and regulatory environment;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;

•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•the ability of APS to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, captive insurance cell, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•our ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors discussed in the most recent Pinnacle West/APS Form 10-K along with other public filings with the Securities and Exchange commission, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Operating Revenues	$1,095,408	$991,574	$5,124,915	$4,695,991

Operating Expenses
Fuel and purchased power	396,148	375,879	1,822,566	1,792,657
Operations and maintenance	327,251	281,388	1,165,156	1,058,725
Depreciation and amortization	230,585	203,598	895,346	794,043
Taxes other than income taxes	56,803	56,064	227,395	224,013
Other expenses	83	265	2,389	1,913
Total	1,010,870	917,194	4,112,852	3,871,351

Operating Income	84,538	74,380	1,012,063	824,640

Other Income (Deductions)
Allowance for equity funds used during construction	9,830	13,047	38,620	53,118
Pension and other postretirement non-service credits - net	12,237	10,135	48,870	40,648
Other income	5,380	5,242	48,614	33,666
Other expense	(19,556)	(9,140)	(34,136)	(25,056)
Total	7,891	19,284	101,968	102,376

Interest Expense
Interest charges	107,152	96,027	425,742	374,887
Allowance for borrowed funds used during construction	(12,192)	(9,433)	(48,270)	(43,564)
Total	94,960	86,594	377,472	331,323

Income (Loss) Before Income Taxes	(2,531)	7,070	736,559	595,693

Income Taxes	(10)	2,787	110,529	76,912

Net Income (Loss)	(2,521)	4,283	626,030	518,781

Less: Net income attributable to noncontrolling interests	4,306	4,306	17,224	17,224

Net Income (Loss) Attributable To Common Shareholders	$(6,827)	$(23)	$608,806	$501,557

Weighted-Average Common Shares Outstanding - Basic	114,337	113,534	113,846	113,442

Weighted-Average Common Shares Outstanding - Diluted	114,337	113,534	116,232	113,804

Earnings Per Weighted-Average Common Share Outstanding
Net income (loss) attributable to common shareholders - basic	$(0.06)	$—	$5.35	$4.42
Net income (loss) attributable to common shareholders - diluted	$(0.06)	$—	$5.24	$4.41